Exhibit 10.4

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT (this “Agreement”) made as of this 11th day of November, 2009 between Prospect Acquisition Corp., a Delaware corporation (“Buyer” or “Prospect”), and the signatory on the execution page hereof (“Seller”).

WHEREAS, Buyer was organized for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition or other similar business combination, an operating business (“Business Combination”); and

WHEREAS, Buyer consummated an initial public offering in November, 2007 (“IPO”) in connection with which it raised gross proceeds of approximately $250 million, a significant portion of which was placed in a trust account pending the consummation of a Business Combination, or the dissolution and liquidation of Buyer in the event it is unable to consummate a Business Combination on or prior to November 14, 2009; and

WHEREAS, Buyer has entered into that certain Agreement and Plan of Merger dated September 8, 2009, as amended by Amendment No. 1 and Amendment No. 2 to the Agreement and Plan of Merger dated October 22, 2009 and October 26, 2009, respectively (the “Merger Agreement”), by and among Prospect, KW Merger Sub Corp., a newly-formed Delaware corporation and wholly-owned subsidiary of Prospect (“Merger Sub”) and Kennedy-Wilson, Inc. (“Kennedy-Wilson”), which provides for the merger (the “Merger”) of Merger Sub with and into Kennedy-Wilson as a result of which Kennedy-Wilson will become a wholly-owned subsidiary of Prospect and outstanding shares of Kennedy-Wilson’s capital stock will be exchanged for common stock of Prospect; and

WHEREAS, the approval of the Merger is contingent upon, among other things, the affirmative vote of holders of a majority of the outstanding common shares of Prospect issued in Prospect’s IPO and present and eligible to vote at the special meeting called to approve the Merger; and

WHEREAS, pursuant to certain provisions in Buyer’s certificate of incorporation, a holder of shares of Buyer’s common stock issued in the IPO may, if it votes against the Merger, demand that Buyer convert such common shares into cash (“Conversion Rights”); and

WHEREAS the Merger cannot be consummated if holders of 30% or more of Prospect common stock issued in the IPO exercise their Conversion Rights; and

WHEREAS, Seller has agreed to sell to Buyer and Buyer has agreed to purchase from Seller all of Seller’s shares of the common stock of Buyer owned by Seller as of the close of business on November 11, 2009, subject to a maximum of 650,000 shares (all such shares, the “Shares”) for the purchase price per share set forth on the execution page of this Agreement (“Purchase Price Per Share”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             Purchase. Subject to Section 6, Seller hereby agrees to sell to Buyer and Buyer hereby agrees to purchase from Seller at the Closing (as defined in Section 3(c)) the Shares at the Purchase Price Per Share (the total purchase price of the Shares, the “Aggregate Purchase Price”).

2.             Agreement not to Convert.  In further consideration of the Aggregate Purchase Price, Seller hereby agrees it has not and will not exercise its Conversion Rights with respect to the Shares or, if it has already exercised its Conversion Rights, it hereby agrees to withdraw and revoke such exercise and will execute all necessary documents and take all actions required in furtherance of such revocation.

3.             Closing Matters.

(a)           Within one business day of the date of this Agreement, (i) Seller shall send Buyer a notice of the number of Shares that Seller owns and that are subject to this Agreement, together with a calculation of the Aggregate Purchase Price, and (ii) Buyer shall send the notice attached as Annex 1 hereto to Prospect’s transfer agent.

(b)           Prior to the Closing, Seller shall deliver or cause to be delivered to Buyer appropriate instructions for book entry transfers of ownership of the Shares from Seller to Buyer.

(c)           The closing of the purchase and sale of the Shares (“Closing”) will occur on the date on which Buyer’s trust account is liquidated after the Merger is consummated (the “Closing Date”).  The Company shall use commercially reasonable efforts to cause the trust account to be liquidated on the Closing Date but in no event shall such liquidation occur more than seven calendar days after the Closing Date.  At the Closing, Buyer shall pay Seller the Aggregate Purchase Price by wire transfer from Prospect’s trust account of immediately available funds to an account specified by Seller and Seller shall deliver the Shares to Buyer electronically using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System to an account specified by Buyer. It shall be a condition to the obligation of Buyer on the one hand and Seller on the other hand, to consummate the transfer of the Shares contemplated hereunder that the other party’s representations and warranties are true and correct on the Closing Date with the same effect as though made on such date, unless waived in writing by the party to whom such representations and warranties are made.

4.             Representations and Warranties of the Seller. Seller hereby represents and warrants to Buyer on the date hereof and on the Closing that:

(a)           Sophisticated Seller. Seller is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the sale of Shares to Buyer.

(b)           Independent Investigation. Seller, in making the decision to sell the Shares to Buyer, has not relied upon any oral or written representations or assurances from Buyer or any of its officers, directors or employees or any other representatives or agents of Buyer. Seller has had access to all of the filings made by Prospect with the SEC, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended, in each case to the extent available publicly via the SEC’s Electronic Data Gathering, Analysis and Retrieval system.

(c)           Authority. This Agreement has been validly authorized, executed and delivered by Seller and, assuming the due authorization, execution and delivery thereof by Buyer, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Seller does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Seller is a party which would prevent Seller from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Seller is subject.

(d)           No Legal Advice from Buyer. Seller acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Seller’s own legal counsel and investment and tax advisors. Seller is not relying on any statements or representations of Buyer or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by the Agreement.

(e)           Ownership of Shares.  Seller is, or as of the Closing will be, the legal and beneficial owner of the Shares and will transfer to Buyer on or prior to the Closing Date good and marketable title to the Shares free and clear of any liens, claims, security interests, options, charges or any other encumbrance whatsoever.

(f)            Number of Shares. The Shares include all of the common stock owned by Seller as of the date hereof and as of the close of business on November 11.

(g)           Seller Taxes. Seller understands that Seller (and not the Buyer) shall be responsible for any and all tax liabilities of Seller that may arise as a result of the transactions contemplated by this Agreement.

(h)           Aggregate Purchase Price.  Buyer has made no Purchase Price Per Share offer to any other party in excess of such Purchase Price Per Share being offered to Seller.  If Buyer offers a Purchase Price Per Share to any party in excess of the Purchase Price Per Share offered to Seller (such offer, a “Greater Offer”), Buyer shall (a) inform Seller in writing of the Greater Offer and (b) pay to Seller the difference between (i) the Greater Offer and (ii) the Purchase Price Per Share offered to Seller.  For purposes of this Section 4(h), “Purchase Price Per Share” shall not include any fees paid to a third party “aggregator” engaged by the Buyer to buy shares from Buyer stockholders who have indicated an intention to convert their shares and/or vote against the Merger.

5.             Representations and Warranties of Buyer.  Buyer hereby represents to the Seller that:

(a)           Sophisticated Buyer. Buyer is sophisticated in financial matters and is able to evaluate the risks and benefits attendant to the purchase of Shares from Seller.

(b)           Independent Investigation. Except for the representations of Seller contained in this Agreement, Buyer, in making the decision to purchase the Shares from Seller, has not relied upon any oral or written representations or assurances from Seller or any of its officers, directors, partners or employees or any other representatives or agents of Seller.

(c)           Authority. This Agreement has been validly authorized, executed and delivered by Buyer and assuming the due authorization, execution and delivery thereof by Seller, is a valid and binding agreement enforceable in accordance with its terms, subject to the general principles of equity and to bankruptcy or other laws affecting the enforcement of creditors’ rights generally. The execution, delivery and performance of this Agreement by Buyer does not and will not conflict with, violate or cause a breach of, constitute a default under, or result in a violation of (i) any agreement, contract or instrument to which Buyer is a party which would prevent Buyer from performing its obligations hereunder or (ii) any law, statute, rule or regulation to which Buyer is subject.

(d)           No Legal Advice from Seller. Buyer acknowledges that it has had the opportunity to review this Agreement and the transactions contemplated by this Agreement with Buyer’s own legal counsel and investment and tax advisors.  Except for the representations of Seller contained in this Agreement, Buyer is relying solely on such counsel and advisors and not on any statements or representations of Seller or any of its representatives or agents for legal, tax or investment advice with respect to this Agreement or the transactions contemplated by this Agreement.

6.             Termination. Notwithstanding any provision in this Agreement to the contrary, this Agreement shall become null and void and of no force and effect upon the earlier to occur of (a) the termination of the Merger Agreement or (b) 11:59 Eastern Time on November 14, 2009 if the Merger has not been consummated by such time. Notwithstanding any provision in this Agreement to the contrary, Buyer’s obligation to purchase the Shares from Seller shall be conditioned on the consummation of the Merger.

7.             Covenant of Seller. After the execution of this Agreement and prior to Closing, Seller shall not acquire any common stock, warrants or other securities of Prospect or effect any derivative transactions with respect thereto, except that Seller may purchase common stock of Buyer on or before the close of business on November 11, 2009, as long as Seller does not own more than 650,000 shares of Buyer’s common stock as of the close of business on November 11, 2009.

8.             Acknowledgement; Waiver. Seller (i) acknowledges that Buyer may possess or have access to material non-public information which has not been communicated to Seller; (ii) hereby waives any and all claims, whether at law, in equity or otherwise, that he, she, or it may now have or may hereafter acquire, whether presently known or unknown, against Buyer or any of its officers, directors, employees, agents, affiliates, subsidiaries, successors or assigns relating to any failure to disclose any non-public information in connection with the transaction contemplated by this Agreement, including without limitation, any claims arising under Rule 10-b(5) of the Exchange Act; and (iii) is aware that Buyer is relying on the truth of the representations set forth in Section 4 of this Agreement and the foregoing acknowledgement and waiver in clauses (i) and (ii) above, respectively, in connection with the transactions contemplated by this Agreement.

9.             Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument. This Agreement or any counterpart may be executed via facsimile transmission, and any such executed facsimile copy shall be treated as an original.

10.           Governing Law. This Agreement shall for all purposes be deemed to be made under and shall be construed in accordance with the laws of the State of New York. Each of the parties hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

11.           Remedies. Each of the parties hereto acknowledges and agrees that, in the event of any breach of any covenant or agreement contained in this Agreement by the other party, money damages may be inadequate with respect to any such breach and the non-breaching party may have no adequate remedy at law. It is accordingly agreed that each of the parties hereto shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to seek injunctive relief and/or to compel specific performance to prevent breaches by the other party hereto of any covenant or agreement of such other party contained in this Agreement.

12.           Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement shall not be assigned by either party without the prior written consent of the other party hereto.

13.           Headings. The descriptive headings of the Sections hereof are inserted for convenience only and do not constitute a part of this Agreement.

14.           Entire Agreement; Changes in Writing. This Agreement constitutes the entire agreement among the parties hereto and supersedes and cancels any prior agreements, representations and warranties, whether oral or written, among the parties hereto relating to the transaction contemplated hereby. Neither this Agreement not any provision hereof may be changed or amended orally, but only by an agreement in writing signed by the other party hereto.

15.           Trust Waiver. Prospect’s initial public offering was consummated on November 14, 2007 as a result of which it received net proceeds of $247 million which are held in a trust fund established by Prospect for the benefit of its public stockholders (the “Trust Fund”). The Trust Fund is invested in U.S. government securities in a trust account at JPMorgan Chase Bank, NA and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Account Agreement, dated as of November 14, 2007 (the “Trust Agreement”), between Prospect and Trustee. Seller understands that, except for a portion of the interest earned on the amounts held in the Trust Fund, Prospect may disburse monies from the Trust Fund only: (a) to Prospect in limited amounts from time to time (and in no event more than $2,750,000 in total) in order to permit Prospect to pay its operating expenses; (b) if Prospect completes a Business Combination, to certain dissenting public stockholders, to the underwriters in the amount of underwriting discounts and commissions they earned in the IPO but whose payment they have deferred, and then to Prospect; and (c) if Prospect fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the

Trust Agreement, to Prospect in limited amounts to permit Prospect to pay the costs and expenses of its liquidation and dissolution, and then to Prospect’s public stockholders (as such term is defined in the Trust Agreement). Seller agrees that it does not now have, and shall not at any time have, other than with respect to the Aggregate Purchase Price to be paid to Seller in connection with this Agreement, any claim to, or make any claim against, the Trust Fund or any asset contained therein, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Seller, on the one hand, and Prospect, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Seller hereby irrevocably waives any and all claims it may have, now or in the future (in each case, however, prior to the consummation of a Business Combination), and will not seek recourse against, the Trust Fund for any reason whatsoever in respect thereof. In the event Seller commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Prospect, which proceeding seeks, in whole or in part, relief against the Trust Fund or the public stockholders of Prospect, whether in the form of money damages or injunctive relief, Prospect shall be entitled to recover from Seller the associated legal fees and costs in connection with any such action.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth on the first page of this Agreement.

PROSPECT ACQUISITION CORP.

By:	/s/ David A. Minella
Name: David A. Minella
Title: Chairman and Chief Executive Officer

NISSWA ACQUISITION MASTER FUND LTD.

By:	/s/ Jeff Stolt
Name: Jeff Stolt
Title: CTO-Pine River Capital Mgmt LP Its: Investment Manager

Purchase Price Per Share: $ 9.95

Number of Shares: 650,000

PROSPECT ACQUISITION CORP.

9130 GALLERIA COURT, SUITE 318

NAPLES, FLORIDA 34109

Annex 1

November    , 2009

Continental Stock Transfer & Trust Company

17 Battery Place

New York, New York 10004

Attn:

Re: Trust Account No. 530-151677

Gentlemen:

Prospect Acquisition Corp. (the “Company”) is providing these irrevocable instructions to you in connection with the above described Trust Account established in connection with and pursuant to an Investment Management Trust Agreement dated as of November 14, 2007 between the Company and Continental Stock Transfer & Trust Company as Trustee (the “Trust Agreement”). Upper case terms used herein shall have the meanings ascribed to such terms in the Trust Agreement.

In the event the Company delivers to you a Termination Letter substantially in the form of Exhibit A to the Trust Agreement, in addition to the other documents required to be delivered pursuant to Exhibit A of the Trust Agreement, assuming you are the Trustee on such date, then, in consideration for the electronic transfer of [NUMBER] shares of the Company’s common stock, using the Depository Trust Company’s DWAC (Deposit/Withdrawal at Custodian) System, to an account specified by the Company, on the Consummation Date you are irrevocably instructed to deliver as the initial distribution of funds from the Trust Account the sum of [AMOUNT], which must be delivered to Nisswa Acquisition Master Fund Ltd. in accordance with the bank wire instructions provided to you below.

Bene Bank — JPMorgan Chase, New York

Bene SWIFT —

Bene ABA —

A/C — Goldman Sachs & Co New York

A/C #

FFC — Nisswa Acquisition Master Fund Ltd

FFC A/C # –

In order to expedite payment, attached is Nisswa Acquisition Master Fund Ltd.’s Form W-8IMY.

The address for Nisswa Acquisition Master Fund Ltd. is 601 Carlson Parkway, Suite 330, Minnetonka, MN 55305. The contact person for Nisswa Acquisition Master Fund Ltd. is Jeff Stolt. He can be reached at 612 238 3350.

Kindly acknowledge where indicated below, your receipt and understanding of these instructions and return a copy to Bingham McCutchen LLP, attn: Kate Ness, facsimile number (617)-951-8736.

A facsimile signed and electronically delivered copy of this letter shall be deemed an original.

Very truly yours,

PROSPECT ACQUISITION CORP.

By:
Name:	David A. Minella
Title:	Chief Executive Officer

Acknowledged and Agreed:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

NISSWA ACQUISITION MASTER FUND LTD.

By:
Name:
Title: